Paulson Capital Corp. to Announce 2006 Year-End Results on Monday, April 2, 2007

Teleconference Scheduled for Same Afternoon at 4:15 PM ET

PORTLAND, OR -- 03/19/2007 -- Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today announced that the Company will report its audited financial results for the year ended December 31, 2006 on Monday, April 2, 2007.

Paulson will also host a teleconference on the same afternoon, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company's financials, corporate progression and other meaningful developments. The conference call can be accessed by dialing toll-free 1-800-218-9073.

For those unable to participate at that time, a replay of the teleconference can be accessed domestically by dialing 1-800-405-2236 and enter the passcode 11086330#. The replay will be available for 30 days.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
plcc@efcg.net